UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 21, 2004

Digene Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-28194	52-1536128
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1201 Clopper Road, Gaithersburg, Maryland		20878
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 944-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

On November 19, 2001, Digene Corporation filed an action for patent infringement against Ventana Medical Systems, Inc. The action was filed in the United States District Court for the District of Delaware. In the action, we allege that Ventana Medical Systems, Inc. has made, used, sold and/or offered for sale products embodying our patented inventions thereby infringing our United States Patent No. 4,849,332 entitled "Human Papilloma Virus 35 Nucleic Acid Hybridization Probes and Methods for Employing the Same" and our United States Patent No. 4,849,331 entitled "Human Papilloma Virus 44 Nucleic Acid Hybridization Probes and Methods for Employing the Same." We are seeking a permanent injunction and monetary damages for past infringement. On September 25, 2002, Ventana Medical Systems, Inc. publicly announced that it had acquired Beckman Coulter, Inc.’s human papillomavirus business and corresponding assets, including the assignment of the human papillomavirus intellectual property portfolio acquired by Beckman Coulter, Inc. from Institut Pasteur through a 1991 sublicense agreement. On October 18, 2002, we filed a motion to amend our complaint to add Beckman Coulter, Inc. as a co-defendant, as well as additional claims against Ventana. On December 10, 2002, the Court granted our motion to amend. On January 28, 2003, we filed a motion to file a second amended complaint. On March 9, 2003, the Court granted our motion to amend.

In the course of this litigation, Ventana and Beckman Coulter filed motions seeking to compel arbitration of Digene’s claims against them. After a bench trial, the Court issued an order that Beckman Coulter has a right to arbitrate Digene’s claims against it, but that Ventana does not. The Court, as a matter of judicial economy, has stayed the proceedings against Ventana pending the outcome of any arbitration between Digene and Beckman Coulter.

On December 21, 2004, we submitted a Demand for Arbitration to Beckman Coulter and the American Arbitration Association to commence the arbitration proceeding with Beckman Coulter. The arbitration proceeding will be held in New York, New York.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digene Corporation

December 22, 2004	By:	/s/ Evan Jones

Name: Evan Jones
Title: Chairman and Chief Executive Officer